Exhibit 10.3

Mega International Commercial Bank

Comprehensive Credit Loan Agreement

Client Name:

YMA Corporation

Comprehensive Credit Loan Agreement

A comprehensive credit loan agreement (hereinafter referred to as the “Agreement”) shall be entered into between the Contracting Party YMA Corporation and Mega International Commercial Bank (hereinafter referred to as “the Bank”). On the basis of various credit histories, previously executed credit agreements and other agreements, the parties hereby agree to the following terms:

Article 1:	Comprehensive Credit Limit

The comprehensive credit limit for this Agreement is 10 Million New Taiwan Dollars.

The total sum of credits used by the Contracting Party in this Agreement shall not exceed the comprehensive limit of credits in the preceding paragraph.

Within the comprehensive limit, separate single limits will be set for individual credit transactions, and the sum of credits used by the Contracting Party shall not exceed such limits.

Where the Contracting Party uses credits from other credit agreements executed before this Agreement comes into effect, in event of any such outstanding debts, the balance of such debts shall be taken to account in the comprehensive limit and the enacted individual limits.

When a credit transaction(s) involves utilization of foreign exchange and the exchange rate or other amounts used exceeds the individual limits or comprehensive limit, the Contracting Party must pay the outstanding excess sum immediately.

Article 2:	Period of Utilization

The period of utilization of the types of credit in this Agreement is from Republic Era 111/4/19 to Republic Era 112/4/20. When the Contracting Party fulfils all the agreed conditions set by both parties, within the period of utilization set out in this Agreement, the Contracting Party may apply to the Bank with the agreed procedure and documents, and use the credit with the approval of the Bank.

Article 3:	Prime Lending Rate and Adjustment

The prime lending rate and adjustment of the Bank are calculated based on the Bank’s capital, operating costs and expected losses, and the Bank may recalculate it regularly or when the financial situation requires it.

If the interest rate applicable to each type of credit in this Agreement is calculated based on the Bank’s prime lending rate at the time of the Agreement in addition to a certain ratio (the Bank’s New Taiwan Dollar base lending rate is 0.8% per annum at the time of the Agreement), the Contracting Party agrees to adjust to the rates set by the Bank. In the case of lending interest rates, such will be adjusted from the date of the adjustment. Where the prime lending rate is adjusted after the Agreement has concluded, the Contracting Party agrees that the Bank will announce it at the Bank’s places of business and be bound by it.

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Article 4:	Penalties and Default Interest

If the Contracting Party defaults the principal or interest payment, the principal shall be paid from the due date, and the interest shall be paid within six month of the due date with an additional 10% of the fixed interest rate. For a default of more than six months, the penalty shall be 20% of the fixed interest rate.

When the Contracting Party fails to repay the principal in accordance to the Agreement, the deferred interest shall be calculated and paid in addition to the liquidated damages stipulated in the preceding paragraph, in accordance with the fixed interest rate agreed in the Agreement plus the annual interest rate of 1%. In the case of guaranteed debt securities, the deferred interest shall be calculated and paid based on the Bank’s prime lending rate of New Taiwan Dollars plus an annual interest rate of 3% on the day of the advancement, and the payment will be calculated and collected in accordance with the provisions of the preceding paragraph.

Article 5:	Exchange Rate Risk

The Contracting Party of this Agreement shall bear the exchange rate risk of foreign currencies, and may repay it in foreign currency or convert it into New Taiwan Dollars. The Contracting Party agrees that the Bank may choose the foreign exchange rate on date when the debt falls, or on the date of settlement.

Article 6:	Clearing Credit in Advance

If the sum required by the Agreement cannot be paid in advance, and if the Contracting Party wants to pay in advance, he must first obtain the consent of the Bank.

Article 7:	Conditions of Use

Both parties hereby agree that the credits and conditions of use are as follows:

○	OPERATION TURNOVER LOAN

○	(1) Credit usage: Maintenance of turnover funds for normal operation cycle

○	(2) Credit type: (revolving) sum in 10 Million New Taiwan Dollars

○	(3) Calculation of Interest:

●	(1) Interest rate standards

1 New Taiwan Dollars: based on the Bank’s New Taiwan Dollar prime lending rate plus 1.5% of annual rate. After succession, the adjustment will be made regarding the Bank’s New Taiwan Dollar prime lending interest rate and will be calculated at the adjusted interest rate. (the Bank’s New Taiwan Dollar base lending rate is 0.8% per annum at the time of the Agreement)

●	(2) Interest payment method: monthly installments.

○	(4) Repayment Period: the Contracting Party agrees that the repayment term of each loan shall not exceed 365 days. However, if the term of the loan is not renewed, the full amount shall be repaid during the date of the settlement.

○	(5) The method and conditions of use: for the company secretary use.

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Article 8:	Number of Copies of the Contract

One original copy of the Agreement shall be held each by the Bank and the Contracting Party.

Article 9:	Special Provisions

(1) Guarantor Adjustments and Notifications

When the Bank considers it necessary, the Bank may notify the Contracting Party to add or replace (joint and several) guarantor(s) approved by the Bank, and the Contracting Party shall immediately cooperate with the process.

If the (joint and several) guarantor(s) serving in the capacity of a director or supervisor of the Contracting Party, when such guarantor(s) resigns or departs due to other legal reasons, there is no need to notify or remind the Bank in advance, and the bank suspend or reduce the comprehensive credit limits or single credit limits at any time. If the Contracting Party comprehensive credit or single credit is not in use, the Contracting Party shall also immediately inform the Bank of his resignation and departure. If any violation of such provisions incurs damages to the Bank, the Contracting Party shall be liable for such damages.

(2) Providing Documents

The Contracting Party agrees to provide the details of the board of directors who approved the credit to the Bank depository.

(3) Restrictions on Use of Funds

The Contracting Party is restricted on the use of funds, and shall not transfer the funds to Mainland Capital (including people, legal persons, organizations or their institutions in the Mainland, and including their overseas companies and investments) or use the funds in such. The funds shall not be used to reimburse the credit card balance of the company’s executive, his spouse, or others.

(4) Lower Limitations of Interest Rate

The interest rate of the New Taiwan Dollar used in the contract shall not be lower than the base loan interest rate of the New Taiwan Dollar announced by the Bank on the day the Agreement is in force.

(5) When the Contracting Party agrees to use the New Taiwan Dollar loan, the interest will be calculated in accordance to the interest rate standards above, but when the funds are in short supply, it should be negotiated according to the market interest rate.

(6) When the Contracting Party agrees to use the Agreement, the Small and Medium Enterprise Credit Guarantee Fund (the “Fund”) is guaranteed in accordance with the Fund’s provisions, and related guarantee matters shall be handled in accordance with the provisions of the Fund, and relevant fees shall be paid.

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(7) The Contracting Party agrees that the Small and Medium Enterprise Credit Guarantee Fund may, due to business necessity, be deposited during the credit period and within the business scope specified in the fund’s donation charter, and the Contracting Party may be subject to inquiry about its usage by the Joint Credit Information Center.

(8) If the Contracting Party’s financial status, business operations or property has or is expected to undergo significant adverse changes, and the Bank judges that such changes are sufficient to affect its ability to perform the duties defined in this Agreement or other relevant documents, after notifying or reminding the Bank, the Bank may suspend the utilization of the credit, or deem the loan to be fully due.

Contractor:

Mega International Commercial Bank Ltd.

Agent: North Taichung Branch Manager Wu Jianping

Address: 96 Chawan Avenue Section 3, Xidan District, Taichung City

The Contracting Parties, in signing and sealing, have fully understood the contents of the Agreement.

Contracting Party: YMA Corporation

(Signature or Company Chop)

Representative: Chiang Jing Bin

Republic Era Calendar: Year 111, April 11th

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YMA CORPORATION

Summary of Terms & Conditions

Borrower	：	YMA CORPORATION
Guarantor:	：	Chiang Jing Bin
Purpose	：	Tranche A is used to finance the purchase price and Tranche B is used to fund the general working capital.
Facility Type and Amount	：	Tranche A: TWD10,000,000 revolving credit facility Tranche B: TWD15,000,000 revolving credit facility The above tranches should be available for multiple utilisations.
Final Maturity	：	No more than 180 days after each drawdown date.
Availability Period	：	2023/4/20~2024/4/19
Repayment	：	Bullet repayment on each Final Maturity Date. Any amount repaid shall be available for redrawing during the Availability Period.
Utilisation	：	The borrower shall produce drawdown notice, letter of undertaking from Small & Medium Enterprise Credit Guarantee Fund of Taiwan and other loan documents requested by Megabank for using the loan proceeds.
Interest Rate	：	TWD : The Base Rate plus 1.5% per annum USD: The Base Rate plus 1.5% per annum Base Rate shall be determined by the Megabank quoted on the Megabank’s Website.
Promissory Note	：	Promissory Note and Note Authorisation shall be co-issued by the Borrower and the Guarantor.

Covenants	：	Including but not limited to:
		1.	Delivery of all the documents in need.

		2.	Obtain, comply with and maintain all authorisations necessary in full force and effect. Compliance with laws and regulations in all respects.

3.

The Borrower shall maintain the corporates existence, conduct their business in a proper manner and keep any kind of their material assets in good condition, and in full force and effect Insurance according to the practice.

Governing law:		All the Documents including the Facility Agreement shall be governed by and construed in accordance with the laws of the Republic of China.

These summary of terms and conditions are summarized from the original chinese version contract and translated into English accordingly. Every effort has been made to ensure the translation is accurate and consistent. In case of any disputes or inconsistencies, the Chinese version shall prevail. Other unspecified conditions shall be subject to the provisions of the contract signed by both parties.

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